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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

  Lynch                             Peter                S.
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   (Last)                           (First)             (Middle)
82 Devonshire Street, S8A
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                                    (Street)
Boston                               MA                   02109
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

WorldQuest Networks, Inc. ("WQNI")
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Day/Year

October 14, 2002
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5.   If Amendment, Date of Original (Month/Day/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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
=============================================================================================================================
               Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
=============================================================================================================================

                                                                 4.                 5.
                                                                 Securities         Amount of       6.
                                                                 Acquired (A)       Securities      Owner-
                                                                 or  Disposed       Beneficially    ship
                                 2A.           3.                of (D)             Owned           Form:       7.
1.                   2.          Deemed         Transaction     (Instr. 3, 4 and 5) Following       Direct      Nature of
Title of Security    Trans-      Execution      Code             ------------------ Reported        (D) or      Indirect
 (Instr. 3)          action      Date,          (Instr. 8)               (A)        Transactions    Indirect    Beneficial
                     Date        if any         -----------      Amount  or  Price  (Instr. 3        (I)        Ownership
                     (mm/dd/yy)  (mm/dd/yy)     Code      V              (D)        and 4)          (Instr. 4)  (Instr.4)

------------------------------------------------------------------------------------------------------------------------------

Common Stock         10/14/02                   P                10,000  A   1.45                   D
------------------------------------------------------------------------------------------------------------------------------
Common Stock         10/14/02                   P                 5,000  A   1.39                   D
------------------------------------------------------------------------------------------------------------------------------
Common Stock         10/14/02                   P                10,000  A   1.38   235,000         D
------------------------------------------------------------------------------------------------------------------------------
Common Stock         10/14/02                   P                 1,000  A   1.46    11,000         I           By wife
------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                         30,000         I           In trust for
                                                                                                                daughter
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Common Stock                                                                         30,000         I           In trust for
                                                                                                                daughter
------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                         27,700         I           In trust for
                                                                                                                daughter
------------------------------------------------------------------------------------------------------------------------------
Common Stock         10/14/02                  P                1,000        1.46    16,000         I           In charitable
                                                                                                                lead trust
------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                         17,000         I           In charitable
                                                                                                                lead trust
------------------------------------------------------------------------------------------------------------------------------
Common Stock         10/14/02                  P                5,000        1.40   110,000         I           In charitable
                                                                                                                remainder trust
==============================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                          9.
                                                     5.                                                   Number    10.
                                                     Number                                               of        Owner-
                                                     of                           7.                      Deriv-    ship
                                                     Deri-                        Title and               ative     Form
          2.                                         vative                       Amount                  Secur-    of
          Conver-                                    Securi-                      of Under-               ities     Deriv-   11.
          sion                                       ties                         lying                   Bene-     ative    Nature
1.        or                    3A.                  Acquired   6.                Securities     8.       ficially  Secur-   of
Title     Exer-                 Deemed    4.         (A) or     Date              (Instr. 3      Price    Owned     ities:   In-
of        cise       3.         Execu-    Trans-     Disposed   Exercisable and   and 4)         of       Follow-   Direct   direct
Deri-     Price      Trans-     tion      action     of (D)     Expiration Date   -------------  Deriv-   ing Re-   (D) or   Bene-
vative    of         action     Date,     Code       (Instr.    (Month/Day/Year)         Amount  ative    ported    In-      ficial
Secur-    Deriv-     Date       if any    Instr.     3, 4       ----------------         or      Secur-   Trans-    direct   Owner-
ity       ative      (Month/    (Month/   8)         and 5)     Date     Expira-         Number  ity      actions   (I)      ship
(Instr.   Secur-     Day/       Day/      ------     --------   Exer-    tion            of     (Instr.   (Instr.   (Instr.  (Instr.
 3)       ity        Year)      Year)     Code V     (A)  (D)   cisable  Date     Title  Shares  5)       4)        4)        4)


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

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
Explanation of Responses:



/s/ Peter S. Lynch                                       October 15, 2002
      **Signature of Reporting Person                          Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
  4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.